EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of January 7, 2019, is effective as of January 1, 2019 (“Effective Date”), by and between Capital Bancorp, Inc. (the “Company”), Capital Bank, N.A. (the “Bank”) and Edward F. Barry (“Executive”).
WHEREAS, other than any equity interests in the Company issued to the Executive prior to the date hereof, this Agreement entirely replaces the prior employment agreement between the Bank and the Executive effective as of June 1, 2016; and
WHEREAS, the Executive wishes to continue in his employment as the Company’s and the Bank’s Chief Executive Officer pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company, the Bank and Executive hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES
During the period of his employment hereunder, the Executive agrees to serve as both the Company’s and the Bank’s Chief Executive Officer and shall report to both the Company’s Board of Directors (the “Company Board”) and the Bank’s Board of Directors (the “Bank Board,” and together with the Company Board, the “Boards”). The Executive shall also serve as a member of the Bank Board and as a member of the Company Board. As Chief Executive Officer, the Executive shall be responsible for overall operations of the Company and the Bank, subject to the policies and procedures established by the Boards. All employees and officers of the Company and the Bank shall be accountable to the Executive.

2.	TERMS AND DUTIES
2.1.    The period of Executive’s employment under this Agreement shall begin as of the Effective Date (subject to ratification by the Boards) and shall continue until December 31, 2021 (the “Initial Term”), subject to renewal unless sooner terminated as provided for below. After the Initial Term, this Agreement shall automatically renew for successive one year terms unless written notice of non-renewal (“Non-Renewal Notice”) is provided by any party at least six (6) months in advance of the Anniversary Date (December 31st of each year beginning in 2021). Subject to Section 6, the Executive may terminate his employment under this Agreement, with or without Good Reason, and the Company or the Bank may terminate the employment of the Executive, with or without Cause.
2.2.    During the period of his employment hereunder, except for periods of absence occasioned by illness and reasonable vacation periods, the Executive shall, on a full time basis

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faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Company and the Bank.

3.	COMPENSATION AND REIMBURSEMENTS
3.1.    Base Salary. In consideration of the services to be rendered by the Executive hereunder, during the Initial Term the Bank shall pay the Executive as compensation an annual base salary (“Base Salary”) of $500,000. All Base Salary shall be pro-rated to the extent that the Executive works partial calendar years during the term of the Agreement. Such Base Salary shall be payable semi-monthly. Following the Initial Term of this Agreement, the Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by a committee designated by the Company Board, and the Company Board may increase, in its sole discretion, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).
3.2.    Bonus and Incentive Compensation.

(a)	Incentive Compensation. The Executive will be entitled to incentive compensation and bonuses as provided below, and in any other plan of the Bank in which Executive is eligible to participate.

A.
Annual Incentive Opportunity. Without limiting the generality of the foregoing, the Executive shall have an opportunity to earn up to an additional 120% of his Base Salary as incentive compensation in each year during the term of this Agreement, as further described in Exhibit A attached hereto and incorporated herein by reference (the “Annual Incentive Payment”). One-half (1/2) of each Annual Incentive Payment that is earned by and payable to the Executive hereunder shall be paid in stock of the Company (which shall be subject to transferability restrictions and vesting restrictions) and one-half (1/2) of the Annual Incentive Payment shall be paid in cash, in accordance with applicable regulatory requirements and guidelines regarding risk management and incentive compensation, with such stock to be issued and cash to be paid out to the Executive no later than two and one-half (2.5) months after the end of the year in which such Annual Incentive Payment was earned. The specific terms and conditions of each Annual Incentive Payment is set forth in writing in Exhibit A; however, the Company Board reserves the right prior to the beginning of each anniversary date of this Agreement to review the details involved in the calculation of the Annual Incentive Payment if, in good faith, the Company Board

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believes that such details need revision. Exhibit A shall specify the time and form of payment and such other terms that may be required with respect to any deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
3.3.    Equity Grants/ Stock Options. On each of (i) January 1, 2019; (ii) January 1, 2020; and (iii) January 1, 2021, the Company shall grant the Executive an incentive stock option award (“Option Award”) of 20,000 (twenty thousand) shares of Stock. One-quarter of each Option Award shall vest on January 1 each year after the grant date, provided, however, that the outstanding Option Awards shall become 100% vested upon a Change in Control (as defined below). The Option Awards shall be evidenced by a separate grant agreement which shall be consistent with the terms and conditions of the Company’s Incentive Stock Option Plan.
3.4.    Paid Time Off. The Executive shall be entitled to four weeks of paid vacation time each calendar year (pro-rated for partial calendar years, with no roll over or cash out of unused annual vacation time). In addition, the Executive shall be entitled to paid time off for all Bank holidays, and to paid sick days and other leave time in accordance with the Bank’s policies and procedures as in place from time to time.
3.5.    Benefit Plans. The Executive will be entitled to participate in or receive benefits under any employee benefit plans made available by the Bank to its senior executives, subject to the terms of such plans, including but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives. In addition to the foregoing, the Bank shall provide and maintain a $1,500,000 term life insurance policy on the Executive payable to the Executive’s designated beneficiaries on death, in addition to any key man insurance the Bank may arrange which would be payable to the Bank.
3.6.    Expense Reimbursements.

(a)	The Bank shall pay the Executive $500 per month as a car allowance, which shall be treated as additional taxable income to the Executive.

(b)
The Bank shall also pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive in performing his obligations under this Agreement, including reasonable entertainment and club memberships, pursuant to policies and procedures determined by the Boards from time to time. Reimbursement of such expenses shall be made upon presentation to the Bank of an itemized account of the expenses in such form as the Bank may reasonably require. All reimbursements pursuant to this Section 3(f) shall be paid no later than 60 days following the date on

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which the expense was incurred, assuming timely submission of the itemized expenses required by this Section 3.6.

4.	OUTSIDE ACTIVITIES
The Executive may serve as a member of the board of directors of business, community and charitable organizations with the express prior written approval of the Company Board, such approval conditioned on a requirement in each case that such service, and that the totality of such activities, shall not interfere with the performance of Executive’s duties under this Agreement or present any conflict of interest.

5.	WORKING FACILITIES
The Executive’s principal place of employment shall be the Bank’s principal executive offices (currently located in Rockville, MD). The Bank shall provide Executive, at his principal place of employment, with a private office and support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.	EMPLOYMENT TERMINATION
6.1.    Notice Requirements. Any party may terminate the Executive’s employment under this Agreement by giving one hundred twenty (120) days’ advance written notice to the other parties, or the notice otherwise specified in this Section 6. In such event, the effective date of termination shall be the expiration of such notice period. At the Company’s and the Bank’s option, during any notice period applicable to termination of Executive’s employment hereunder, Executive shall be obligated to continue as a full-time employee of the Company and the Bank under the terms of this Agreement, unless and until the Company and the Bank opt to have Executive cease performing such duties during the notice period. In the event the Company and the Bank opt to ask Executive to cease performing his duties on a full time basis during the applicable notice period, Executive shall continue to receive his Base Salary and Employee Benefits to which Executive otherwise be entitled during the applicable Notice Period. Nothing in this Agreement shall preclude the Company or the Bank from removing the Executive from any Board or officer position then held by the Executive if the Company Board believes that such actions are in the best interests of the Company and the Bank.
6.2.    Termination Without Continued Compensation. There shall be no salary or benefits continuation (except as may be required by applicable law) under this Agreement, and all rights, duties, and obligations of either party under this Agreement shall fully terminate upon the effective date of termination of the Employee’s employment resulting from:

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(a)
Executive’s Death. In this event, the effective date of termination shall be the first day of the month immediately following the date of death, and Executive’s estate shall be paid the Executive’s earned but unpaid Base Salary through such date;

(b)
Executive’s Total Disability. In this event, the effective date of termination shall be (a) the date of commencement of long-term disability payments available to the Executive or (b) the date, in accord with the Company’s and the Bank’s employment policies, that the Executive is no longer able to perform his essential job functions with or without reasonable accommodation due to a physical or mental disability.

(c)	Termination by the Executive Other than For Good Reason. In this event, the effective date of termination shall be at the expiration of the applicable Notice Period provided for herein.

(d)
Termination by the Company or the Bank “For Cause.” In this event, the effective date of termination shall be as specified by the Company Board. In the event that employment hereunder is terminated by the Company or the Bank for Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. “Cause” means that there has been a good faith determination by the Company Board, in its sole discretion, that one or more of the following events with respect to the Executive has occurred: (i) breach of a fiduciary duty, gross negligence or willful misconduct by the Executive in the performance of his duties with the Company or the Bank (other than such conduct resulting from his incapacity due to disability); (ii) the intentional or grossly negligent conduct of the Executive, whether or not related to his duties hereunder, which conduct is demonstrably or materially injurious to the Company or the Bank or its reputation, monetarily or otherwise; (iii) the conviction (or nolo contendere plea or other similar resolution) of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (iv) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company or the Bank; (v) a material violation of Company or Bank policy; (vi) the continuing willful failure of the Executive to perform his duties to the Company or the Bank after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such failure; or (vii) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Company

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or the Bank or requiring the removal of the Executive or a reduction in the Executive’s duties or title.
In its discretion, to the extent the Company Board may believe that Cause for termination exists, but that it may be possible to cure the misconduct or violation, the Company Board may opt to provide a meeting and opportunity to be heard prior to terminating Executive’s employment hereunder.

(e)	Payments to Executive on Termination Under Section 6.2. Upon Executive’s termination under this Section 6.2, the Bank shall provide to Executive the following:

(a)	Base Salary through the Termination Date;

(b)	Any accrued and unused leave that may be required to be paid pursuant to Bank policies;

(c)	A prior year’s earned but unpaid incentive payments, if applicable;

(d)	Expenses properly reimbursable under the Agreement; and

(e)	Benefit continuation rights, at Executive’s expense, under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
6.3.    Termination With Continued Compensation. In the absence of a Change in Control, if the Company or the Bank terminates the employment of the Executive other than for reasons set forth in Section 6.2 above, then the Bank shall provide to the Executive the amounts required under Section 6.2(e), if any, in addition to the Separation Pay described in Section 6.3.3(b). Within twelve (12) months of a Change of Control, if the Company or the Bank terminates the employment of the Executive other than for reasons set forth in Section 6.2 above, then the Bank shall provide to the Executive the amounts required under Section 6.2(e), if any, in addition to the Separation Pay described in Section 6.3.3(c). Within twelve (12) months of a Change of Control, if the Executive voluntarily resigns from the Company’s or the Bank’s employ due to any of the events listed in Section 6.3.1after providing the Company or the Bank the cure rights recited in Section 6.3.1 below, then the Bank shall provide to the Executive the amounts required under Section 6.2(e), if any, in addition to the Separation Pay described in Section 6.3.3(c).

6.3.1
Good Reason. The Executive’s voluntary resignation from the Company’s and the Bank’s employ for “Good Reason” means resignation upon the occurrence of any of the following without the Executive’s consent:

(a)	Failure of the Boards to elect or reelect or to appoint or reappoint the Executive as Chief Executive Officer or removal of the Executive from his

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position as Chief Executive Officer, except if such removal is due to regulatory requirements,

(b)
Failure of the Boards to elect or reelect or to appoint or reappoint the Executive as a member of the Boards or removal of the Executive from the Boards, except if such removal is due to regulatory requirements,

(c)
A material change in the Executive’s functions, duties, or responsibilities, which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, except if such change is due to regulatory requirements,

(d)	Material reduction in the Executive’s salary, compensation or benefits from that described in Section 3, above, except if such change is due to regulatory requirements,

(e)	A relocation of the Executive’s principal place of employment to a geographic area that is more than 50 miles from the Bank’s headquarters on the Effective Date, or

(f)	Material breach of this Agreement by the Company or the Bank, following thirty days’ notice and opportunity to cure, except if such breach is due to regulatory requirements.
In the absence of a Change in Control, upon the occurrence of any event described in clauses 6.3.1(a) through 6.3.1(f), above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Company and the Bank shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Company and the Bank may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company or the Bank, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses 6.3.1(a) through 6.3.1(f) above, provided, however, that the Executive must actually terminate employment no later than one hundred and eighty (180) days after the

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initial event giving rise to the right to elect to resign for Good Reason as described in this section, and for the stated reasons in his initial notice.

6.3.2
Change in Control. For these purposes, a Change in Control of the Company shall mean a change in control of a nature that: (i) results in a Change in Control of the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “BHCA”) as in effect at the time of the Change in Control; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing Fifty Percent (50%) or more of the combined voting power of the Company’s outstanding securities, except for any securities purchased by the Bank’s tax-qualified retirement plans; or (b) individuals who constitute the Company Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution occurs or is implemented. Notwithstanding the foregoing, a Change in Control will not be deemed to occur unless it constitutes a “change in control event” within the meaning of Treasury Regulations Section 1,409A-3(i)(5)(i).

6.3.3	Separation Pay.

(a)
Any separation payments made under this Section 6 shall be contingent on Executive entering into a Severance and Release Agreement with the Company and the Bank within sixty (60) days of the termination date, pursuant to which a full release, to the maximum extent permitted by law, is provided by Executive; and shall be payable in regular installments in accordance with the Bank’s normal payroll practices, commencing on the first regular payroll date occurring after the Effective Date of a Severance and Release Agreement, provided that in the event that the sixty day period covers two taxable years, the payments will be paid or commence in the second taxable year.

(a)	Where applicable, “Separation Pay” shall consist of:

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(i)
Continuation of Executive’s Base Salary at the rate in effect on the effective date of termination for a period of eighteen (18) months (“Separation Pay Period”), and in no event shall Executive be entitled to Separation Pay in excess of eighteen months’ pay; and

(ii)
Continuation of the Bank’s portion of premiums for health benefits, conditioned on Executive’s remaining enrolled in such benefits under COBRA for the maximum permissible period, for a period of eighteen months or until such earlier date that Executive becomes a full time employee of another employer, provided Executive becomes entitled to benefits with such other employer that are substantially similar to the medical coverage provided by the Bank. The Bank shall pay to the Executive cash during the Separation Pay Period equivalent to a prorated portion of the annual premium otherwise payable by the Bank where, due to legal, contract, or plan limitations, the benefit referenced in this subsection cannot be continued “in kind” for the full Separation Pay Period; and

(iii)
If the date of termination is more than six (6) months into the calendar year, the Executive shall be paid a pro-rated Annual Incentive Payment for that portion of the calendar year that he worked, if an Annual Incentive Payment is earned for that year, payable at the usual time the Annual Incentive Payment is paid, and subject to the discretion of the Company Board.

(c)    Separation Pay/ Change in Control. In the Event of a severance payment relating to a Change in Control as defined above, Executive shall be entitled to the benefits identified in section 6.3.3(b) above except that the continuation of Executive’s Base Salary, at the rate in effect on the effective date of termination shall be for a period of thirty (30) months (“Change in Control Separation Pay Period”).
6.4.    Termination/ Repayment. Separation Pay under Section 6 shall cease as of the date the Executive violates any of the post-separation covenants under this Agreement or under the Severance and Release Agreement Executive enters into at the time of termination and the Company and/or Bank may also seek such other remedies available to it in law or equity.

7.	TAX ISSUES
7.1.    Withholding. The Company or the Bank, as applicable, shall withhold from any compensation, benefits or other payments under this Agreement all federal, state, city of other taxes as may be required pursuant to any law or government regulation or ruling.

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7.2.    Section 409A Compliance.

(a)
To the extent that any payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply in all respects with the requirements of Code Section 409A, and that the Agreement shall be administered and interpreted consistent with that intent. The Company, the Bank and the Executive agree to work together in good faith to limit or avoid any taxes, penalties or excise taxes applicable to payment and benefits under this Agreement in compliance with Section 409A; however, the Company and the Bank shall have no liability to the Executive, or his successor or beneficiary, in the event that taxes, penalties or excise taxes are ultimately determined to be applicable to any payment or benefit received by Executive nor for reporting in good faith any payment of benefit as subject to Code Section 409A.

(b)
Notwithstanding any provision to the contrary in this Agreement, no amount will be payable pursuant to this Agreement unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and, for purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” of a “publicly traded” company for purposes of Section 409A(a)(2)(B)(i) of the Code, if Separation Pay or any other payments or benefits or any portion thereof must be delayed to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s Separation Pay or other applicable payments or benefits will be delayed until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company and the Bank under Code Section 409A, or (ii) the date of the Executive’s death; at which time all payments delayed pursuant to this sentence will be paid in a lump sum to the Executive, and any remaining payments due under this Agreement will be paid as otherwise provided herein.

8.	NOTICE
8.1.     All notices required to be given under the terms of this Agreement or which either of the parties desires to give hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed as follows:

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if to the Company or Bank, addressed to:

Capital Bank
Executive Offices
One Church St., Ste. 300
Rockville, MD 20850
Attention: Chairman of the Board

and

Epstein Becker Green
1227 25th Street, NW
Washington, D.C. 20037
Attention: Frank C. Morris, Jr.

if to the Executive, addressed to:

Edward F. Barry
235 Talahi Road
Vienna, VA 22180

or at such other address as may be provided by Company, Bank or Executive by notice from one to another in writing from time to time.

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8.2.    Any purported termination by the Company and the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

9.	PAYMENTS RELATED TO A CHANGE IN CONTROL
In the event that the aggregate payments or benefits to be made or afforded to the Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then (i) such payments or benefits shall be payable or provided to the Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three times the Executive’s “base amount” under Code Section 280G or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment.

10.	POST-TERMINATION OBLIGATIONS
10.1.    All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section during the term of this Agreement and for 18 months, or 30 months if the Change in Control Separation Pay Period applies, after the expiration or termination hereof.
10.2.    The Executive hereby covenants and agrees that, for a period of 18 months, or 30 months if the Change in Control Separation Pay Period applies, following his termination of employment with the Company and the Bank he shall not, without the written consent of the Company and the Bank, either directly or indirectly:

(a)
Solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever;

(b)
Become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, or any mortgage or loan

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broker, where such entity is competing with the Bank, and has its main office, or the office from which Executive would be based would be, within 50 miles of Rockville, Maryland and such entity has total assets under $10 billion; or

(c)
Solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Executive acknowledges that the foregoing covenants are reasonable and necessary to protect the Company and the Bank’s business interests, and that the Company and the Bank have the right to seek injunctive and other relief in a court of competent jurisdiction or before an Arbitrator under the arbitration provisions of this Agreement. However, if for any reason a court or arbitrator should determine that any portion of this Section is invalid or unenforceable, then it is the desire of the parties that such covenant or agreement be considered amended by the parties to the extent required to render it valid and enforceable. If such amendment is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefore which will have an effect as close as possible to the invalid provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of any other provisions of this Agreement.

10.3.    The Executive shall, upon reasonable notice, furnish such information and assistance to the Company and the Bank as may reasonably be required by the Company or the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.
10.4.    The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company and the Bank. The Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal or state banking agency with jurisdiction over the Company, the Bank or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank, and the Executive may disclose any information regarding the Company or the Bank which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Company and the Bank will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such

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knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company and the Bank from pursuing any other remedies available to the Company and the Bank for such breach or threatened breach, including the recovery of damages from Executive. The parties acknowledge and agree that this restriction shall not preclude the discussion of such information with the Executive’s professional advisors, including his attorneys.
10.5     The Executive acknowledges that pursuant to the Defend Trade Secrets Act of 2016:
An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

11.	REQUIRED REGULATORY PROVISIONS
Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

12.	NO ATTACHMENT
12.1.    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
12.2.    This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and the Bank and their respective successors and assigns.

13.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

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13.1.    This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, with the exception of Company and Bank policies governing business and employment practices. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.
13.2.    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
13.3.    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived. No rule of construction shall be applied in any dispute under this Agreement as both parties have participated in the drafting.

14.	SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW
This Agreement shall be governed by the laws of the State of Maryland, without regard to conflict of law rules, but only to the extent not superseded by federal law.

17.	ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. The notice of arbitration shall specifically describe the legal claims, and the factual allegations supporting the legal claims, and must be filed within limitations period prescribed by law. The written decision of the arbitrator shall be final, binding and conclusive on the parties and enforceable by a court of competent jurisdiction. The expenses

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of the arbitration shall be borne equally by the parties to the arbitration; provided, however, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, subject to the ruling of the Arbitrator. The arbitration shall be conducted at a location within fifty (50) miles from the location of the main office of the Bank.

18.	INDEMNIFICATION
During the term of this Agreement, the Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding or threatened action or suit in which he may be involved by reason of his having been a director or officer of the Company or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney fees and the cost of reasonable settlements (such settlements must be approved by the Boards). If such action, suit or proceeding is brought against the Executive in his capacity as an officer or director of the Company or the Bank, however, such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

19.	SUCCESSOR TO THE COMPANY
The Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or the Bank, expressly and unconditionally to assume and agree to perform the Company’s and the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place.
[Signature Page Follows]

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SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized person and the Executive has signed this Agreement, on the date set forth below, effective as of January 1, 2019.
CAPITAL BANCORP, INC.

January 7, 2019                By:/s/ James F. Whalen
Date        James F. Whalen, Director

CAPITAL BANK, N.A.

January 7, 2019                By:/s/ James F. Whalen
Date        James F. Whalen, Chairman of the Board

EXECUTIVE:

January 7, 2019                By:/s/ Edward F. Barry
Date        Edward F. Barry

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Exhibit A

Annual Incentive Payment

The Board of the Bank has established “Return on Equity (RoE)” targets and “Growth” targets for the Bank for each of 2019, 2020, and 2021, which RoE and Growth targets are set forth in Schedule 1 attached hereto and incorporated herein by reference.

RoE shall be measured for the measurement year based on the return on average equity for the Company as is usually and customarily calculated by the industry. Sixty percent (60%) of the Growth target shall be based on average core deposits of the bank (excluding director-generated deposits) for December of the measurement year as compared to December of the immediately preceding year, and forty percent (40%) of the Growth target shall be based on average loans outstanding December of the measurement year as compared to December of the immediately preceding year. For purposes of this Agreement, “Growth” shall not include or account for the effect of any sales, revenues, EBITDA, assets, properties, or benefits acquired by the Bank during the measurement period in any acquisition of assets or equity interests, merger, consolidation, or other transaction having similar effect.

The Executive’s Annual Incentive Payment for each year during the term of this Agreement is equal to up to 120% of the Executive’s Base Salary. Promptly following the end of each calendar year during the term of this Agreement, the Board shall measure the Bank’s performance relative to the RoE and Growth targets set forth in Schedule 1, and shall determine whether the Executive is entitled to an Annual Incentive Payment for such calendar year and, if so, the amount thereof. Sixty percent (60%) of any such payment will be based on the Bank’s actual RoE as compared to its RoE target for the measurement period, based on the percentage attainment relative thereto set forth in Schedule 1. Forty percent (40%) of any such payment will be based on the Bank’s actual Growth as compared to its Growth target for the measurement period based on the percentage attainment relative thereto set forth in Schedule 1. The Board of the Bank shall provide the Executive with a writing setting forth its analysis and calculations in determining whether any Annual Incentive Payment was earned by and is payable to the Executive, and if so, the amount thereof (and in the event the Board determines that no Annual Incentive Payment was earned by or is payable to the Executive).

Any Annual Incentive Payment earned by and payable to the Executive hereunder shall be paid as provided in Section 3.2(a) of the Agreement. All stock of the Company received by Executive as part of the Annual Incentive Payment shall vest one-third (1/3) per year; however, all vesting will be tolled during the period the Bank is under any regulatory action such as a Memorandum of Understanding (“MOU”). All vesting will be accelerated in the event of a Change of Control.

Notwithstanding the foregoing or anything in this Agreement to the contrary, the Bank shall be entitled to reduce the amount of any Annual Incentive Payment, or to defer or delay the payment of any Annual Incentive Payment, based on objective and subjective performance criteria which may include but not limited to: high levels of loan classifications; unresolved regulatory actions such as a MOU; a material breach of this Agreement; termination of the executive for Cause prior

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to the payment of the Annual Incentive Payment; actions by the Executive that are not specifically directed by the Board of the Bank and that the Board of the Bank determines have had or will have a material adverse effect on the Bank’s franchise value or reputation (including but not limited to Human Resource and policy concerns).

Notwithstanding the foregoing or anything in this Agreement to the contrary, the Bank shall be entitled to clawback some or all of any Annual Incentive Payment (both cash and stock) if, within five (5) years of the end of the measurement year, the financial statements of the Bank or the Company are restated and based on such restatement the Annual Incentive Payment would have been less.

Any determination by the Bank to reduce, delay, or clawback all or any portion of any Annual Incentive Payment shall be promptly communicated to the Executive, which communication shall, to the extent permitted by law, describe in reasonable detail the reason(s) for such reduction, delay, or clawback and, in the case of any delay, an estimate, if possible, of when the Annual Incentive Payment will be paid to the Executive.

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Schedule 1

RoE and Growth Targets

	2019	2020	2021

ROE(60%)	13.0%	14.5%	15.0%
$300K

above 18	120%	120%	120%
17.5-18	120%	120%	120%
17.17.5	120%	120%	110%
16.5-17	115%	110%	100%
16-16.5	110%	100%	90%
15.5-16	105%	90%	80%
15-15.5	100%	80%	75%
14.5-15	90%	75%	70%
14.14.5	85%	70%	65%
13.5-14	80%	65%	60%
13-13.5	75%	60%	55%
12.5-13	70%	55%	50%
12-12.5	60%	50%	45%
11.5-12	50%	40%	35%
11-11.5	40%	30%	25%
10.5-11	30%	20%	10%
10-10.5	20%	10%	0%
below	0%	0%	0%

Growth(40%)
$200K	12%	12%	12%

above 16	120%	120%	120%
15-16	110%	110%	110%
14-15	100%	100%	100%
13-14	90%	90%	90%
12.0-13	80%	80%	80%
11.0-12	75%	75%	75%
10.0-11	60%	60%	60%
9.0-10	50%	50%	50%
8.5-9.0	40%	40%	40%
8.0-9.0	30%	30%	30%
below 8	0%	0%	0%

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